SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

eGain Communications Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

eGAIN COMMUNICATIONS
CORPORATION

624 East Evelyn Avenue
Sunnyvale, California 94086
(408) 212-3400

October 7, 2002

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of eGain Communications Corporation that will be held on November 1, 2002 at 10:00 A.M., at the Sheraton Sunnyvale located at 1100 North Mathilda Avenue, Sunnyvale, California.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of eGain’s 2002 Annual Report to Stockholders on Form 10-K is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Ashutosh Roy
Chief Executive Officer

eGAIN COMMUNICATIONS CORPORATION

Notice of Annual Meeting of Stockholders
to be held November 1, 2002

To the Stockholders of eGain Communications Corporation:

The Annual Meeting of Stockholders of eGain Communications Corporation, a Delaware corporation (“eGain”), will be held at the Sheraton Sunnyvale located at 1100 North Mathilda Avenue, Sunnyvale, California, on Friday, November 1, 2002, at 10:00 A.M., Pacific Time, for the following purposes:

1.	To elect directors to serve until the 2003 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2.	To consider and vote on three proposals to grant discretionary authority to the Board of Directors to effect a reverse stock split of the outstanding common stock in one of the following ratios:

(a)	one-for-ten,

(b)	one-for-fifteen, or

(c)	one-for-twenty;

3.	To consider and vote upon a proposal to amend eGain’s 1999 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares;

4.	To ratify the appointment of Ernst & Young LLP as eGain’s independent auditors; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

Stockholders of record as of the close of business on September 30, 2002 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at eGain’s offices, 624 East Evelyn Avenue, Sunnyvale, California 94086 for ten days before the meeting.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors,

Stanley F. Pierson Secretary

Sunnyvale, California
October 7, 2002

eGAIN COMMUNICATIONS CORPORATION
624 East Evelyn Avenue
Sunnyvale, California 94086

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of eGain Communications Corporation, a Delaware corporation (“eGain” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of eGain to be held at the Sheraton Sunnyvale located at 1100 North Mathilda Avenue, Sunnyvale, California on Friday, November 1, 2002, at 10:00 AM., Pacific Time, and any postponement or adjournment thereof (the “Annual Meeting”). The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Secretary of eGain a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted “FOR” the election of the five nominees for director listed in this Proxy Statement and “FOR” approval of the proposals referred to in Items 2, 3, 4, 5 and 6 in the Notice of Annual Meeting and described in this Proxy Statement.

Stockholders of record at the close of business on September 30, 2002 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the close of business on that date, eGain had 36,444,600 shares of common stock, $0.001 par value (the “common stock”), outstanding. The presence in person or by proxy of the holders of a majority of eGain’s outstanding shares of common stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of common stock is entitled to one vote for each share held as of the Record Date.

Directors are elected by a plurality vote. The five nominees for director who receive the most votes cast in their favor will be elected to serve as a director. Each of the other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular proposal, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that proposal has been obtained.

The expense of printing, mailing proxy materials and solicitation of proxies will be borne by eGain. eGain will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the common stock. No additional compensation will be paid to such persons for such solicitation.

This Proxy Statement, the accompanying form of proxy and the Annual Report to Stockholders on Form 10-K for the fiscal year ended June 30, 2002, including financial statements, are being mailed to stockholders on or about October 7, 2002.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Board of Directors proposes the election of five directors of eGain to serve until the 2003 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

Names of the nominees and certain biographical information about them are set forth below:

Ashutosh Roy, age 36, co-founded eGain and has served as Chief Executive Officer and a Director of eGain since September 1997. From May 1995 through April 1997, Mr. Roy served as Chairman of WhoWhere? Inc., an Internet-services company co-founded by Mr. Roy. From June 1994 to April 1995, Mr. Roy co-founded Parsec Technologies, a call center company based in New Delhi, India. From August 1988 to August 1992, Mr. Roy worked as software engineer at Digital Equipment Corp. Mr. Roy holds a B.S. in Computer Science from the Indian Institute of Technology, New Delhi, a Masters degree in Computer Science from Johns Hopkins University and an MBA from Stanford University.

Gunjan Sinha, age 35, co-founded eGain and has served as a Director of eGain since inception in September 1997 and as President of eGain since January 1, 1998. From May 1995 through April 1997, Mr. Sinha served as President of WhoWhere? Inc., an Internet-services company co-founded by Mr. Sinha. Prior to co-founding WhoWhere? Inc., Mr. Sinha was a hardware developer of multiprocessor servers at Olivetti Advanced Technology Center. In June 1994, Mr. Sinha co-founded Parsec Technologies. Mr. Sinha holds a degree in Computer Science from the Indian Institute of Technology, New Delhi, a Masters degree in Computer Science from UC Santa Cruz, and a Masters degree in Engineering Management from Stanford University.

Mark A. Wolfson, age 50, has served as a Director of eGain since June 1998. Mr. Wolfson has served as a managing partner of Oak Hill Capital Management, Inc. since 1998, a Principal of Oak Hill Venture Partners, since 1999 and a Vice-President of Keystone, Inc. since 1995. Since 2001, Mr. Wolfson has held the title of Consulting Professor at the Stanford University Graduate School of Business, where he has been a faculty member since 1977, including a three-year term as Associate Dean, and formerly held the title of Dean Witter Professor. Mr. Wolfson serves on the board of directors of 230 Park Investors, Caribbean Restaurants, DaVinci I, Financial Engines, Investment Technology Group and Oreck Corp. Mr. Wolfson holds a Ph.D. from the University of Texas, Austin and a B.S. and Masters degree from the University of Illinois.

David G. Brown, age 45, has served as a director of eGain since August 2000. Since August 1999, Mr. Brown has served as the managing partner of Oak Hill Venture Partners. Prior to August 1999, Mr. Brown was Vice President and Chief Financial Officer of Keystone, Inc. Prior to May 1998, Mr. Brown served as a principal of Arbor Investors, LLC (since August 1995), as well as a Vice President of Keystone, Inc. (since August of 1993). Mr. Brown serves on the board of directors of AER Energy Resources and ProQuest, and several privately held companies. Mr. Brown holds a B.A. degree from Bowdoin College and an M.B.A. from the Amos Tuck School of Business Administration.

Phiroz P. Darukhanavala, age 54, has served as a member of eGain’s Board of Directors since September 2000. Dr. Darukhanavala has served in various capacities with BP Amoco p.l.c. and The British Petroleum Company since 1975, most recently as Vice President and Chief Technology Officer for Group Digital business. Before assuming his current position, Dr. Darukhanavala was Director of Global IT Services for the BP Group responsible for the rollout of the Common Operating Environment project worldwide and IT Functional Chief for BP-Exploration. Dr. Darukhanavala has also served as CIO of BP-Alaska and Director of BP-Exploration Business Systems. Dr. Darukhanavala holds a Ph.D. and M.S. degrees in Operations Research from Case Western Reserve University in Cleveland, Ohio.

Board Meetings and Committees

The Board of Directors held four meetings during fiscal 2002. All directors, with the exception of Dr. Darukhanavala, attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve.

The Board of Directors has appointed a Compensation Committee, a Stock Option Committee and an Audit Committee.

The members of the Compensation Committee are David G. Brown, Phiroz P. Darukhanavala and Mark A. Wolfson. The Compensation Committee held one meeting during fiscal 2002. The Compensation Committee’s functions are to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of eGain.

The members of the Stock Option Committee are Ashutosh Roy and Mr. Wolfson. The Stock Option Committee held one meeting during fiscal 2002. The Stock Option Committee’s functions are to grant options to eGain’s employees and other service providers, consistent with eGain’s compensation policies and practices.

The members of the Audit Committee are Mr. Brown, Dr. Darukhanavala and Mr. Wolfson. The Audit Committee held four meetings during fiscal 2002. The Audit Committee’s functions are to review the scope of the annual audit, monitor the independent auditor’s relationship with eGain, advise and assist the Board of Directors in evaluating the independent auditor’s examination, supervise eGain’s financial and accounting organization and financial reporting, and nominate, for approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit the financial records of eGain for the fiscal year for which it is appointed.

Compensation of Directors

Directors of eGain do not currently receive any fees for service on the Board of Directors. Directors are reimbursed for their expenses for each meeting attended. Pursuant to the Stock Plan, each non-employee director will receive, if re-elected as a director at the Annual Meeting, an option to purchase 5,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. Such options will vest on the first anniversary of the grant.

Compensation Committee Interlocks and Insider Participation

Messrs. Brown, Darukhanavala and Wolfson, all non-employee directors, serve as members of the Compensation Committee. None of eGain’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of eGain’s Board of Directors or Compensation Committee.

The Board of Directors recommends a vote “FOR” election as director of the nominees set forth above.

PROPOSALS 2–4

PROPOSALS TO GRANT DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT OF THE OUTSTANDING COMMON STOCK AT A RATIO OF ONE-FOR-TEN, ONE-FOR-FIFTEEN OR ONE-FOR-TWENTY

Introduction

You are being asked to approve a reverse split of all outstanding shares of our Common Stock at an exchange ratio of one-for-ten (Proposal 2), one-for-fifteen (Proposal 3) or one-for-twenty (Proposal 4), with the exact ratio to be established by the Board of Directors in its sole discretion if and at the time it elects to effect a split (the “Stock Split”). You may vote “FOR” or “AGAINST” each of the Proposals separately.

To effect the Stock Split, the Board of Directors would file the approved proposed amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Delaware Secretary of State along with any other necessary filings in accordance with Delaware General Corporation Law. The form of amendment to the Certificate of Incorporation to effect the proposed Stock Split would be in substantially the form attached to this proxy statement as Appendix A. As a result of the proposed Stock Split, the number of issued and outstanding shares of the Company’s Common Stock would be reduced in accordance with the Stock Split exchange ratio. The par value of our Common Stock would remain unchanged at $0.001 per share, and the number of authorized shares of Common Stock and Preferred Stock would remain unchanged. The number of shares designated as 6.75% Series A Cumulative Convertible Preferred Stock, 6.75% Series B Cumulative Convertible Preferred Stock and Series C Cumulative Redeemable Preferred Stock will remain unchanged. The number of shares of Series A Preferred Stock that are outstanding will not be effected by the Stock Split; however, the number of shares of common stock issuable upon conversion thereof would be proportionately adjusted to reflect the stock split.

The Company’s Board of Directors has approved the Stock Split and recommends to the stockholders of the Company the Stock Split and the amendment to the Certificate of Incorporation to effect the proposed Stock Split. The Board of Directors, however, has reserved the right to abandon the Stock Split, without further direction by the stockholders, at any time before the Stock Split becomes effective.

Reasons for the Reverse Stock Split

The primary reason for the Stock Split is to increase the per share market price of the Company’s Common Stock. Since April 5, 2002, the closing bid price for the Common Stock has been less than $1.00 per share, which is a requirement for continued listing of the Common Stock on the Nasdaq National Market. On May 20, 2002, the Company was notified by NASDAQ that the Company had failed to maintain a minimum closing bid price of $1.00 per share of Common Stock for a period of 30 consecutive trading days and that therefore the Common Stock was subject to delisting on August 19, 2002 if it did not regain compliance. On August 20, 2002, the Company was notified by NASDAQ that the Company’s Common Stock would be delisted from the Nasdaq National Market at the opening of business on August 28, 2002. On August 26, 2002, the Company notified NASDAQ of a request for an oral hearing in accordance with Nasdaq Marketplace Rule 4820 to review the NASDAQ’s determination and on August 30, 2002 the NASDAQ granted the Company an oral hearing to be held on October 3, 2002. The Board of Directors anticipates that a reverse stock split would have the effect of increasing, proportionately, the trading prices of the Common Stock, which could result in a share price high enough to satisfy the Nasdaq National Market listing requirement that the Company’s Common Stock maintain a $1.00 per share minimum bid price.

In addition, the Board of Directors believes that it should be granted the authority to implement the Stock Split to enhance the desirability and marketability of the Company’s Common Stock to the financial community and the investing public and potentially mitigate reluctance on the part of brokers and investors to trade in the

Company’s Common Stock. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their own portfolios, which reduces the number of potential buyers of the Company’s Common Stock. In addition, analysts at many leading brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Additionally, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Company’s Common Stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if the Company’s share price were substantially higher. This factor may also limit the willingness of institutions to purchase the Company’s Common Stock.

In addition, the Company’s Common Stock has been trading below $1.00 for some time. With the Company’s Common Stock trading in this range, small movements, in absolute terms, in the price per share translate into disproportionately large swings in the price on a percentage basis. These swings tend to bear little relationship to the Company’s financial condition and results. The Board of Directors believes that these factors have contributed to an unjustified, relatively low level of interest in the Company’s Common Stock on the part of investment analysts, brokers and professionals and individual investors, which tends to depress the market for its Common Stock. The Board of Directors has proposed effecting the reverse split as a means of increasing the per-share market price of the Company’s Common Stock.

The Board of Directors believes that stockholder approval of several exchange ratios (rather than a single exchange ratio) provides the Board of Directors with maximum flexibility to achieve the purposes of the Stock Split. If the stockholders approve the Stock Split proposal, the Stock Split will be effected, if at all, only upon a determination by the Board of Directors that the Stock Split is in the best interests of the Company and its stockholders at that time. In connection with any determination to effect a Stock Split, the Board of Directors will set the timing for such a split and select the specific ratio. These determinations will be made by the Board of Directors to create the greatest marketability of the Company’s Common Stock based on prevailing market conditions at that time.

Potential Effects of the Reverse Stock Split

The immediate effect of the Stock Split would be to reduce the number of shares of the Company’s Common Stock outstanding and to increase the trading price of the Company’s Common Stock. Depending on the ratio selected by the Board of Directors, ten (10), fifteen (15) or twenty (20) shares of the Company’s Common Stock outstanding immediately prior to the Stock Split will be reclassified and converted into one (1) share of the Company’s Common Stock, which will continue to have a par value of $0.001 per share. Based on 36,657,313 shares of Common Stock outstanding as of September 13, 2002, without accounting for fractional shares, which will be cancelled and paid for in cash, 3,665,731 shares, 2,443,821 shares or 1,832,865 shares of Common Stock would be outstanding as a result of the proposed Stock Split depending on the ratio selected by the Board of Directors.

The effect of any reverse stock split upon the market price of our Common Stock, however, cannot be predicted. Although some companies in similar circumstances that have effected a reverse stock split have experienced improved stock price performance, other companies have not. The trading price of the Company’s Common Stock after the Stock Split may not rise in proportion to the reduction in the number of shares of the Company’s Common Stock outstanding as a result of the Stock Split. Further, there can be no assurance that the Stock Split would lead to a sustained increase in the trading price of the Company’s Common Stock. The trading price of the Company’s Common Stock may change due to a variety of other factors, including the Company’s operating results and factors related to its business and general market conditions. Finally, the resulting decrease in the number of shares of the Company’s Common Stock outstanding could potentially have a negative impact on the liquidity of its Common Stock on the NASDAQ Stock Market, especially in the case of larger block trades.

If the Company implements the Stock Split, it will also affect all outstanding warrants, options and other grants entitling the holders to purchase shares of the Company’s Common Stock. Holders of these instruments will be able to purchase, upon exercise of their warrants, options or other grants, one-tenth, one-fifteenth or one-twentieth of the number of shares of the Company’s Common Stock, which they would have been able to purchase upon such exercise immediately prior to the Stock Split, at a per share exercise price of ten (10), fifteen (15) or twenty (20) times the applicable exercise price before the Stock Split, depending on the ratio selected by the Board of Directors.

In addition, after the Stock Split is effected, the number of shares reserved for issuance in the Company’s 1998 Stock Plan and 2000 Non-Management Plan will be reduced by one-tenth, one-fifteenth or one-twentieth of the number of shares reserved under these plans immediately prior to the Stock Split at an exercise price of ten (10), fifteen (15) or twenty (20) times the applicable exercise price before the Stock Split, depending on the ratio selected by the Board of Directors.

The proposed Stock Split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that the Stock Split results in any of the stockholders owning a fractional share. No fractional shares will be issued as a result of the Stock Split. In lieu of issuing fractional shares, the Company will pay to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the Stock Split cash at the market price. The market price for the Common Stock will be determined by reference to the average closing price of the Company’s Common Stock on the NASDAQ Stock Market for the 20 business days prior to the day on which the Stock Split becomes effective. For example, depending on the ratio selected by the Board of Directors, a stockholder holding 133 shares of Common Stock prior to the Stock Split would receive 13, 8 or 6 shares of Common Stock and cash in lieu of any fraction of a post-split share of Common Stock.

If the Stock Split is implemented, the rights and preferences of the outstanding shares of the Company’s Common Stock would remain the same after the Stock Split. The applicable Conversion Ratio of the outstanding shares of Series A Preferred Stock will be adjusted pursuant to the terms of the Series A Preferred Stock to reflect proportional adjustments necessary as a result of the Stock Split. Each share of Common Stock issued pursuant to the Stock Split would be fully paid and non-assessable. As of June 30, 2002, there were accreted dividends in the aggregate amount of approximately $11,896,932 for the Series A Preferred Stock and no arrears in dividends for the Common Stock. The proposed Stock Split will not have an effect on the aggregate amount of arrears in dividends outstanding at the time of the Stock Split.

The Stock Split would also result in some stockholders owning “odd-lots” of fewer than 100 shares of the Company’s Common Stock. Brokerage commission and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

The Stock Split will not affect the par value of shares of the Company’s Common Stock. As a result, on the effective date of the Stock Split, the stated capital on the Company’s balance sheet attributable to the Company’s Common Stock will be reduced to one-tenth, one-fifteenth or one-twentieth of its present amount, depending on the ratio selected by the Board of Directors, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and per share net book value of the Company’s Common Stock will be increased as a result of the Stock Split, because there will be fewer shares of Common Stock outstanding.

Authorized Shares of Common Stock and Preferred Stock

The Stock Split, if implemented, would not change the number of authorized shares of the Company’s Common Stock or Preferred Stock as designated by the Company’s Certificate of Incorporation. Accordingly,

because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance under the Company’s authorized pool of Common Stock would increase. These additional shares of Common Stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into Common Stock. The Company believes that the availability of the additional shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. The Company has no current plan to issue shares from these additional shares.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Stock Split is approved by the stockholders and implemented, the Company will file an amendment to its Certificate of Incorporation with the Secretary of State of Delaware. The Stock Split will become effective at the effective time of the amendment to the Certificate of Incorporation. Beginning at the effective time of the Stock Split, each certificate representing the Company’s Common Stock that was issued before the Stock Split will be deemed for all corporate purposes to evidence post-reverse stock split ownership. All shares subject to conversion of outstanding options, warrants, and other securities would also be automatically adjusted on the effective date.

As soon as practicable after the filing of the amendment to the Certificate of Incorporation and split of the Common Stock, the Company’s stockholders will be notified that the Stock Split has been effected. The Company expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of shares of Common Stock will be asked to surrender to the exchange agent certificates representing shares of Common Stock in exchange for certificates representing the reverse-split adjusted shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued or cash in lieu of fractional share be paid to a stockholder until the stockholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed letter of transmittal to the transfer agent. Stockholders should not destroy any stock certificates and should not submit any certificates until requested to do so. If your shares of the Company’s Common Stock are deposited in book entry, your shares will be automatically converted to reflect the Stock Split without any action on your part.

Fractional Shares

The Company will not issue fractional shares in connection with the Stock Split. Stockholders who otherwise would be entitled to receive a fractional share because they hold an aggregate number of shares of pre-split Common Stock not evenly divisible by ten (10), fifteen (15) or twenty (20) (depending on the final split exchange ratio), will, upon surrender to the exchange agent of the certificate or certificates representing the pre-split Common Stock held by them, receive cash in respect of that fractional share at the market price as applicable to such stock. The market price for the Common Stock will be determined by reference to the average closing price of the Company’s Common Stock on the NASDAQ Stock Market for the 20 business days prior to the day on which the Stock Split becomes effective.

No Dissenters’ Rights

Under the Delaware General Corporation Law and the Company’s bylaws, the Company’s stockholders are not entitled to dissenters’ rights with respect to the Stock Split. The Company does not anticipate independently providing the stockholders with any such rights.

Material Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the Stock Split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which are subject to change retroactively as well as prospectively. This summary also assumes that the shares are held as a “capital asset,” as defined in the Internal Revenue Code of 1986 (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder.

Accordingly, each stockholder is urged to consult his, her or its tax advisor to determine the particular tax consequences to him, her or it of the Stock Split, including the application and effect of federal, state, local or foreign income tax and other laws.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon the stockholder’s exchange of shares pursuant to the Stock Split. The aggregate tax basis of the shares received in the Stock Split, including any fraction of a share deemed to have been received, would be the same as the stockholder’s aggregate tax basis in the shares exchanged. Stockholders who receive cash upon redemption of their fractional share interests in the shares as a result of the Stock Split will generally recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liabilities generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder’s holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the Stock Split. Our beliefs regarding the tax consequence of the Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the Stock Split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

Required Vote

Approval of the Stock Split described above requires the affirmative vote of a majority of the shares of Common Stock present and voting at the meeting in person or by proxy. As mentioned above, the Board of Directors has reserved the right not to effect the Stock Split even if it is approved by the stockholders. By casting a “FOR” vote in favor of any of the Stock Split Proposals, holders of the Common Stock will also be casting a vote in favor of the proposed amendment to the Certificate of Incorporation to effect such Stock Split.

The Board of Directors recommends a vote “FOR” each of the proposals to grant discretionary authority to the Board of Directors to effect a reverse stock split at a ratio of one-for-ten (Proposal 2), one-for-fifteen (Proposal 3) and one-for-twenty (Proposal 4) as described above.

PROPOSAL 5

PROPOSAL TO AMEND THE eGAIN COMMUNICATIONS CORPORATION
1999 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors has approved an amendment to eGain’s 1999 Employee Stock Purchase Plan (the “ESPP”), subject to the approval of eGain’s stockholders at the Annual Meeting. The following summary of the principal features of the Stock Purchase Plan is qualified by reference to the terms of the Stock Purchase Plan, a copy of which is available without charge upon stockholder request to Eric Smit, eGain Communications Corporation, 624 East Evelyn Avenue, Sunnyvale, California 94086.

Summary of Amendment

The amendment to the ESPP approved by the Board of Directors and submitted for stockholder approval provides for an increase in the number of shares of common stock reserved for sale and issuance under the ESPP by an aggregate of 500,000 shares.

Stock Purchase Plan

The ESPP was adopted by the Board of Directors in July 1999 and approved by eGain’s stockholders thereafter. The purpose of the ESPP is to encourage stock ownership by eGain’s employees and in doing so assist eGain in the retention and motivation of employees who are in a position to make material contributions to eGain’s progress.

The ESPP permits employees to purchase eGain common stock at a favorable price and possibly with favorable tax consequences to the employees. Employees (including officers and employee directors of eGain but excluding 5% or greater stockholders) are eligible to participate if they are customarily employed for more than 20 hours per week and for at least five months in any calendar year. An employee may not, during any calendar year, participate in the ESPP if the rights of the employee to purchase eGain common stock under the ESPP and all other qualified employee stock purchase plans of eGain or its subsidiaries would accrue at a rate that exceeds $25,000 of the fair market value of such stock determined at the time such rights are granted. Participation in the ESPP ends automatically on termination of employment with eGain. As of June 30, 2002, 170 employees were eligible to participate in the Stock Purchase Plan.

As of June 30, 2002, the following persons or groups had in total, purchased common stock under the ESPP in fiscal 2002 as follows: (i) the Chief Executive Officer and the other executive officers named in the Summary Compensation Table: Mr. Roy, no shares, Mr. Sinha, no shares, Mr. Grewal, no shares and Mr. Smit, no shares; (ii) all current executive officers of eGain as a group: 19,364 shares; (iii) all current directors who are not executive officers as a group: no shares; (iv) each nominee for director (other than the two directors listed in (i) above): Mr. Brown, no shares, Dr. Darukhanavala, no shares and Mr. Wolfson, no shares; and (v) all employees of eGain, including all current officers who are not executive officers as a group: 267,873 shares.

Administration and Term

The ESPP is administered by a Plan Administrator appointed by the Board of Directors. The ESPP is currently administered by the Compensation Committee of the Board of Directors. The ESPP will terminate in July 2009, unless sooner terminated by the Board of Directors.

Shares Offered for Sale

The Board of Directors will establish participation periods for the ESPP, none of which will exceed six months. During each participation period, payroll deductions will accumulate, without interest. On the purchase dates set by the Board of Directors for each participation period, accumulated payroll deductions will be used to purchase common stock. The purchase price of the common stock under the ESPP will be equal to 85% of the fair market value per share of common stock on either the first day of the participation period or on the purchase date, whichever is less. Employees may withdraw their accumulated payroll deductions at any time up to the last day of a participation period. If an employee withdraws his or her payroll deductions during a participation period, payroll deductions shall cease and eGain will refund all amounts credited to the participants account in cash, without interest.

Amendment and Termination

The ESPP may be amended or modified by the Board of Directors, subject to applicable laws and stockholder approval only to the extent required by applicable laws, regulations or rules.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Equity compensation plans approved by security holders	4,803,820	$2.56	1,755,047
Equity compensation plans not approved by security holders (1)	1,242,892	$6.19	757,108

Total	6,046,712	$3.07	2,512,155

(1)
The 2000 Non-Management Plan was adopted by the eGain Board of Directors in July 2000 and provides for the grant of non-statutory stock options and stock purchase rights to employees of eGain. A total of 2,000,000 shares of common stock has been reserved for issuance under the Non-Management Plan. The Non-Management Plan is administered by the Stock Option Committee of the Board of Directors.

The Board of Directors recommends a vote “FOR” amendment of eGain’s 1999 Employee Stock Purchase Plan.

PROPOSAL 6

RATIFICATION OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP as eGain’s independent auditors for the fiscal year ending June 30, 2003, subject to ratification by the stockholders. Ernst & Young LLP has audited eGain’s financial statements since eGain’s inception in 1997. Representatives of Ernst & Young LLP are expected to be present at eGain’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Board of Directors will review its future selection of eGain’s independent auditors.

Audit Fees

The following table sets forth approximate aggregate fees billed to eGain for the fiscal year 2002 by Ernst & Young LLP. Upon consideration, the Audit Committee determined that the provision of the services other than the audit services is compatible with maintaining Ernst & Young’s independence.

Audit fees	$205,550
Financial information systems design and implementation fees	$—
Other Fees (1)	$115,031

(1)	Includes fees for various advisory services principally related to tax consultation and preparation services.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as eGain’s independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of common stock of eGain as of September 13, 2002 for the following:

•	each person or entity who is known by eGain to own beneficially more than 5% of the outstanding shares of eGain’s common stock;

•	each of eGain’s current directors;

•	eGain’s four other most highly compensated executive officers during the fiscal year ended June 30, 2002; and

•	all directors and executive officers of eGain as a group.

Unless otherwise noted, the address of each named beneficial owner is that of eGain.

The percentage ownership is based on 36,657,313 shares of eGain common stock outstanding as of September 13, 2002. All shares subject to the conversion of Series A Preferred Stock and options and warrants exercisable within 60 days after September 13, 2002 are deemed to be beneficially owned by the person or entity holding such preferred stock, options and warrants. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
OHCP GenPar, L.P. (1) 201 Main Street, Suite 2300 Ft. Worth, TX 76102	8,048,261	18.0%
Robert M. Bass (2) 201 Main Street, Suite 3100 Ft. Worth, TX 76102	2,833,154	7.7
Elliott Associates, L.P. (3) 712 Fifth Avenue New York, NY 10019	2,687,773	6.8
J. Taylor Crandall (4) 201 Main Street, Suite 3100 Ft. Worth, TX 76102	2,640,624	6.7
Granite Private Equity III, LLC (5) One Cablevision Center Liberty, NY 12754	2,104,930	5.4

Directors and Executive Officers:
Gunjan Sinha (6)(7)	5,860,125	15.5
Ashutosh Roy (6)	4,621,931	12.6
Mark A. Wolfson (8)	171,664	*
David G. Brown (9)	166,664	*
Harpreet Grewal (10)	165,482	*
Eric Smit (11)	154,978	*
Milind Kasbekar (12)	67,332	*
Phiroz P. Darukhanavala (13)	50,000	*
Arnold Adriaanse (14)	8,333	*
Robert Tas	—	*
All executive officers and directors as a group (11 persons) (15)	11,583,759	30.1

*	Indicates less than one percent.

(1)
Includes 6,477,037 shares subject to the conversion of preferred stock and 1,370,018 shares subject to an immediately exercisable warrant held by Oak Hill Capital Partners, L.P. and 166,078 shares subject to the conversion of preferred stock and 35,129 shares subject to an immediately exercisable warrant held by Oak Hill Capital Management Partners, L.P. OHCP MGP, LLC, a Delaware limited liability company, is the general partner of OHCP GenPar, L.P., a Delaware limited partnership, which is the general partner of Oak Hill Capital Partners, L.P. and consequently has voting control and investment discretion over securities held by Oak Hill Capital Partners, L.P. OHCP MGP, LLC disclaims beneficial ownership of the shares held by Oak Hill Capital Partners, L.P. OHCP MGP, LLC, a Delaware limited liability company, is the general partner of OHCP GenPar, L.P., a Delaware limited partnership, which is the general partner of Oak Hill Capital Management Partners, L.P and consequently has voting control and investment discretion over securities held by Oak Hill Capital Management Partners, L.P. OHCP MGP, LLC disclaims beneficial ownership of the shares held by Oak Hill Capital Management Partners, L.P. Mark Wolfson, a director of eGain, is a vice president of Oak Hill Capital Management, Inc., a Delaware corporation which provides management and consulting services to Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.

(2)	Represents shares that are beneficially owned as a result of the distribution by FW Ventures I, L.P, as reported on Schedule 13D filed on August 15, 2001.
(3)
As reported on Schedule 13G, filed by Elliott Associates, L.P. on January 1, 2002. Includes shares held by Elliott International, L.P. Paul E. Singer is the general partner of Elliott Associates, L.P. and consequently has voting control and investment discretion over securities held by Elliott Associates, L.P. Elliott International Capital Advisors, Inc., is attorney-in-fact for Elliott International, L.P. (formerly known as Westgate International, L.P.) and consequently has voting control and investment discretion over securities held by Elliott International, L.P. Mr. Singer is the President of Elliott International Capital Advisors, Inc.

(4)
Includes 2,152,820 shares subject to the conversion of preferred stock and 453,971 shares subject to an immediately exercisable warrant held by FW Investors V, L.P., a Delaware limited partnership, and 40,416 shares held by Group III 31, LLC. FW Management II, L.L.C., a Delaware limited liability company is the general partner of FW Investors V, L.P. and consequently has voting control and investment discretion over securities held by FW Investors V, L.P. FW Management II, L.L.C. disclaims beneficial ownership of the shares held by FW Investors V, L.P. J. Taylor Crandall is the sole member of FW Management II, L.L.C. and Group III 31, LLC.

(5)
Represents 1,742,759 shares subject to the conversion of preferred stock and 367,500 shares subject to an immediately exercisable warrant. Alan Gerry is the managing member of Gerry Holding Co. II, LLC, which is the managing member of Granite Private Equity III, LLC and consequently has voting control and investment discretion over securities held by Granite Private Equity III, LLC.

(6)	Includes 25,000 shares subject to immediately exercisable options.
(7)	Includes 1,022,018 shares subject to the conversion of preferred stock and 216,176 shares subject to an immediately exercisable warrant.
(8)
Represents 161,664 shares that are beneficially owned as a result of the distribution by FW Ventures I, L.P. and 10,000 shares that would be beneficially owned upon exercise of director options held by Mr. Wolfson.

(9)
Represents 161,664,shares that are beneficially owned as a result of the distribution by FW Ventures I, L.P. and 5,000 shares that would be beneficially owned upon exercise of director options held by Mr. Brown.

(10)	Includes 160,408 shares subject to currently exercisable options or options exercisable within 60 days of September 13, 2002, which will expire November 28, 2002.
(11)	Includes 10,417 shares subject to eGain’s right of repurchase.
(12)	Represents shares subject to currently exercisable options or options exercisable within 60 days of September 13, 2002.
(13)	Represents 50,000 shares that would be beneficially owned upon exercise of director options held by Mr. Darukhanavala.
(14)	Represents shares subject to currently exercisable options or options exercisable within 60 days of September 13, 2002.
(15)
Includes 12,501 shares subject to eGain’s right of repurchase and 557,950 shares subject to currently exercisable options or options exercisable within 60 days of September 13, 2002. Also includes 1,022,018 shares subject to the conversion of preferred stock and 216,176 shares subject to an immediately exercisable warrant.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes information concerning compensation paid to eGain’s Chief Executive Officer, its President and each of eGain’s other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to eGain during for the fiscal years ended June 30, 2002, 2001 and 2000. These individuals are referred to as the “named executive officers.”

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus		Other	Security Underlying Options (#)
Ashutosh Roy (1) Chief Executive Officer and Chairman	2002 2001 2000	$31,268 112,505 100,008	$	— — —	— — —	— 25,000 —

Gunjan Sinha (1) President	2002 2001 2000	31,268 112,505 100,008		— — —	— — —	— 25,000 —

Robert Tas (2) Vice President of North American Sales	2002 2001 2000	143,313 36,186 —		8,000 — —	83,048 — —	210,000 90,000 —

Harpreet Grewal (3) Chief Financial Officer	2002 2001 2000	162,211 175,000 125,023		53,881 30,000 —	— — —	173,125 83,200 120,000

Milind Kasbekar (4) Vice President of Finance	2002 2001 2000	148,308 150,625 13,122		55,000 9,785 —	— — —	22,000 76,063 20,000

Eric Smit (5) Vice President of Operations	2002 2001 2000	136,442 150,625 110,000		20,644 9,785 —	— — —	6,000 22,005 —

(1)	Mr. Roy’s grant of an option to purchase 25,000 shares and Mr. Sinha’s grant of an option to purchase 25,000 shares were immediately vested in full.
(2)
Mr. Tas’s other compensation includes non-recurring draws totaling $70,833 and a severance payment of $12,115. Mr. Tas’s grant of an option to purchase 10,000 shares was immediately vested in full in fiscal 2002. Mr. Tas’s grant of an option to purchase 200,000 shares was to vest as to 25% of the shares on the first anniversary of such option’s grant date and  1/36 of 75,000 and  1/24 of 75,000 options to vest each full month thereafter. All 200,000 options were cancelled following Mr. Tas’s resignation from eGain in March 2002.

(3)
Mr. Grewal’s grant of options to purchase 120,000 shares in fiscal 2000 vest as to 25% of the shares on the first anniversary of such options start date and  1/48 of the shares each full month thereafter. Mr. Grewal’s grant of an option to purchase 80,000 shares in fiscal 2001 was surrendered on August 10, 2001, pursuant to eGain’s stock option exchange program (See eGain’s final amendment to a tender offer statement on Schedule TO dated May 24, 2001, filed with the Securities and Exchange Commission on September 7, 2001). Mr. Grewal’s grant of an option to purchase 3,200 shares in fiscal 2001 was immediately vested in full. Mr. Grewal’s grant of options to purchase 80,000 shares in fiscal 2002 were issued to replace options surrendered on August 10, 2001, pursuant to eGain’s stock option exchange program and vest as to 33% of the shares immediately and  1/36 of the shares each full month thereafter. Mr. Grewal’s grants of options to purchase 93,125 shares in fiscal 2002 vest as to 25,000 shares immediately and  1/36 of 56,250 each full month thereafter and, of the remaining 11,875, as to  1/10 of the share on the first anniversary of such options start date and 1/120 each full month thereafter. Of these grants, 103,417 were cancelled following Mr. Grewal’s resignation from eGain in August 2002.
(4)
Mr. Kasbekar’s grant of options to purchase 20,000 shares in fiscal 2000 and 75,000 shares in fiscal 2001 vests as to 25% of the shares on the first anniversary of such option’s grant date and  1/36 of the remaining shares each full month thereafter. Mr. Kasbekar’s grant of an option to purchase 1,063 shares in fiscal 2001 was immediately vested in full. Mr. Kasbekar’s grant of an option to purchase 22,000 shares in fiscal 2002 vests as to 50% immediately and  1/12 of the remaining shares each full month thereafter.

(5)
Mr. Smit’s grant of an option to purchase 20,000 shares in fiscal 2001 vests as to 33% of the shares on the first anniversary of such option’s grant date and  1/24 of the remaining shares each full month thereafter. Mr. Smit’s grant of an option to purchase 2,005 shares in fiscal 2001 was immediately vested in full. Mr. Smit’s grant of an option to purchase 6,000 shares in fiscal 2002 vests as to 50% immediately and  1/12 of the remaining shares each full month thereafter.

Recent Option Grants

The following tables set forth certain information as of June 30, 2002 and for the fiscal year then ended with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table above.

Name	Options Granted	Percentage of Total Options Granted to Employees in Fiscal 2001	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%	10%
Ashutosh Roy	—	—	—	—	—	—

Gunjan Sinha	—	—	—	—	—	—

Robert Tas (1)	210,000 10,000	4.3 0.2%	$1.02 1.00	2/19/12 3/28/12	$128,316 6,290	$325,176 15,940

Harpreet Grewal (2)	93,125 80,000	2.0 1.7	0.47 1.43	5/15/12 2/11/12	27,531 71,958	69,767 182,354

Milind Kasbekar	22,000	0.5	1.58	9/6/11	21,864	55,407

Eric Smit	6,000	0.1	1.58	9/6/11	5,963	15,111

(1)	Of Mr. Tas’s 300,000 aggregate options granted, 290,000 unvested options were cancelled following Mr. Tas’s resignation from eGain in April 2002.
(2)
Mr. Grewal’s grant of options to purchase 80,000 shares in fiscal 2002 were issued to replace a like amount of options surrendered on August 10, 2001, pursuant to eGain’s stock option exchange program.

(3)
Potential realizable value assumes that the stock price increases from the exercise price from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). Annual compounding results in total appreciation of approximately 62.9% (at 5% per year) and 159.4% (at 10% per year). The assumed annual rates of appreciation are specified in SEC rules and do not represent eGain’s estimate or projection of future stock price growth. eGain does not necessarily agree that this method can properly determine the value of an option.

Aggregate	Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Unexercised Options at June 30, 2002		Value of Unexercised In-the-Money Options at June 30, 2002 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ashutosh Roy	—	—	25,000	—	—	—
Gunjan Sinha	—	—	25,000	—	—	—
Robert Tas (2)	—	—	10,000	—	—	—
Harpreet Grewal	—	—	149,306	142,019	—	—
Milind Kasbekar	—	—	55,416	62,647	—	—
Eric Smit	—	—	19,996	8,009	—	—

(1)
Calculated on the basis of the fair market value of the underlying securities at June 28, 2002 ($0.26 per share) minus the exercise price. All options listed in the table have an exercise price that is greater than the fair market value therefore there are no in-the-money options.

(2)	Mr. Tas had 290,000 unvested options that were cancelled upon his resignation from eGain in April 2002.

Employment Agreements and Change of Control Agreements

Pursuant to the eGain’s offer letter to Arnold Adriaanse, in the event Mr. Adriaanse is terminated by eGain without cause, Mr. Adriaanse will receive an additional three months vesting of his option and payments equal to three months of salary and bonus.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The following report on executive compensation is provided by the Compensation Committee of the Board of Directors (the “Compensation Committee”) to assist stockholders in understanding the committee’s objectives and procedures in establishing the compensation of eGain’s executive officers and describes the bases on which it made fiscal 2002 compensation determinations. The Compensation Committee is currently comprised of three non-employee directors. In making its determinations, the Compensation Committee relied, in part, on independent surveys and public disclosures of compensation of management of companies in the ecommerce software industry.

Compensation Objectives

The Compensation Committee believes that compensation of eGain’s executive officers should:

•	encourage creation of stockholder value and achievement of strategic corporate objectives;

•	provide a competitive total compensation package that enables eGain to attract and retain, on a long-term basis, high caliber personnel;

•	integrate compensation with eGain’s annual and long-term corporate objectives and focus executive behavior on the fulfillment of those objectives;

•	align the interests of management and stockholders and enhance stockholder value by providing management with longer term incentives through equity ownership by management;

•
provide total compensation opportunity that is competitive with companies in eGain’s industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance; and

•	provide fair compensation consistent with internal compensation programs.

Key Elements of Executive Compensation

The compensation of executive officers is based upon eGain’s financial performance as well as an evaluation of eGain’s progress in the achievement of certain business objectives, including the execution of corporate and collaborative agreements, the expansion of eGain’s business and the attainment of certain operational and research and development milestones in eGain’s technology development programs, as well as the achievement of individual business objectives by each executive officer. eGain’s existing compensation structure for executive officers generally includes a combination of salary and stock options and may include cash bonuses for performance determined to be deserving of such bonuses by the Compensation Committee.

Salary.    Salary levels are largely determined through comparisons with companies of similar headcount and market capitalizations or complexity in the ecommerce software industry. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation of responsibilities and market comparisons. The Compensation Committee, on the basis of its knowledge of executive compensation in the industry, believes that eGain’s salary levels for the executive officers are at a level that the Compensation Committee, at the time such salary determinations were made, considered to be reasonable and necessary given eGain’s financial resources and the stage of its development. The Compensation Committee reviews salaries on an annual basis. At such time, the Compensation Committee may change each executive officer’s salary based on the individual’s contributions and responsibilities over the prior 12 months and changes in median comparable company pay levels.

Stock Options.    The Compensation Committee believes that by providing those persons who have substantial responsibility for the management and growth of eGain with an opportunity to increase their ownership of eGain stock through stock option grants, the interests of stockholders and executive officers will be closely aligned. Therefore, executive officers are eligible to receive stock options when the Compensation Committee performs its annual salary review; although the Stock Option Committee, at its discretion, may grant options at other times in recognition of exceptional achievements. The number of shares underlying stock options granted to executive officers is based on competitive practices in the industry as determined by independent surveys and the Compensation Committee’s knowledge of industry practice.

Chief Executive Officer Compensation

Ashutosh Roy is the eGain’s Chief Executive Officer. At the commencement of the fiscal year, Mr. Roy’s annual salary was $125,000. At the request of Mr. Roy, the Compensation Committee considered and agreed to Mr. Roy’s recommendation that his salary be reduced to $1.00 for fiscal year 2002 in light of the difficult economic environment surrounding eGain’s industry and as part of eGain’s commitment to reduce its expense and pursue profitability. The Compensation Committee anticipates that in the future Mr. Roy’s salary will return to a level commensurate with industry norms.

eGain’s policy is generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, eGain reserves the discretion to pay compensation to its executive officers that may not be deductible.

Mr. Roy is a member of the Board of Directors, but did not participate in matters involving the evaluation of his own performance or the setting of his own compensation.

Compensation Committee

Mark A. Wolfson
David G. Brown
Phiroz P. Darukhanavala

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors (the “Audit Committee”) operates under a written charter adopted by the Board of Directors on April 24, 2001. The current members of the Audit Committee are Mark A. Wolfson, David G. Brown and Phiroz P. Darukhanavala, each of whom meets the independence standards established by The Nasdaq Stock Market.

The Audit Committee performs the following activities:

•	overseeing eGain’s financial reporting process on behalf of the Board of Directors; and

•	providing independent, objective oversight of eGain’s accounting functions and internal controls.

The Audit Committee reviewed and discussed the audited financial statements contained in the 2002 Annual Report on Form 10-K with eGain’s management and its independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally acceptable in the United States.

The Audit Committee met privately with the independent auditors, and discussed issues deemed significant by the auditors, including those required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended. In addition, the Audit Committee discussed with the independent auditors their independence from eGain and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees).

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in eGain’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, for filing with the Securities and Exchange Commission.

Audit Committee Mark A. Wolfson David G. Brown Phiroz P. Darukhanavala

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of eGain’s common stock with a Self-Determined Peer Group (the “Peer Group”) and the CRSP Total Return Index for the Nasdaq U.S. and Foreign Stocks (the “Nasdaq Composite Index”), assuming an investment of $100 in each on September 23, 1999. eGain’s common stock is traded on the Nasdaq National Market. The comparisons in the table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of eGain’s common stock.

	9/23/99	6/30/00	6/29/01	6/28/02

eGain Communications Corporation	$100.00	$52.72	$11.70	$1.13

Peer Group	$100.00	$207.21	$51.68	$18.28

Nasdaq Composite Index	$100.00	$144.73	$78.57	$53.21

Companies in the Self-Determined Peer Group:

eGain Communications Corp.	Pivotal Corp.
Kana Software	Primus Knowledge
Onyx Software

RELATED PARTY TRANSACTIONS

Since July 1, 2001, there has not been any transaction or series of transactions to which eGain was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of eGain’s voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

Transactions with Management and Others

In the past, eGain has granted options to purchase common stock to its directors and executive officers. eGain intends to grant such options to its directors and executive officers in the future. See ”Proposal One—Compensation of Directors” and “EXECUTIVE COMPENSATION—Recent Option Grants.”

Business Relationships

eGain has entered into indemnification agreements with each of its directors and executive officers. Such agreements require eGain to indemnify such individuals to the fullest extent permitted under Delaware law.

It is eGain’s current policy that all transactions between eGain and its officers, directors, 5% stockholders and eGain’s affiliates will be entered into only if these transactions are approved by a majority of the disinterested directors, are on terms no less favorable to eGain than could be obtained from unaffiliated parties and are reasonably expected to benefit eGain.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

Proposals of stockholders of eGain that are intended to be presented by such stockholders at eGain’s 2003 Annual Meeting must be received by the Secretary of the eGain no later than September 25, 2003 in order that they may be included in eGain’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the eGain proxy statement for the 2003 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of eGain at the principal executive offices of eGain and otherwise complies with the provisions of its Bylaws. To be timely, eGain’s Bylaws provide that eGain must have received the stockholder’s notice not less than 50 days nor more than 75 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, eGain must receive the stockholder’s notice by the close of business on the 15th day after the earlier of the day eGain mailed notice of the annual meeting date or provided such public disclosure of the meeting date.

OTHER MATTERS

eGain knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, eGain’s directors, executive officers and any persons holding more than 10% of eGain’s common stock are required to report their initial ownership of eGain’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and eGain is required to identify in this Proxy Statement those persons who failed to timely file these reports. All of the filing requirements were satisfied for fiscal 2002 except for the following: (i) Mr. Kedlaya reported certain sales of common stock three months late on Form 4; (ii) Mr. Adriaanse filed Form 3, registering as a Section 16 Officer, one month late; (iii) Mr. Tas filed Form 3, registering as a Section 16 Officer, 4 months late; (iv) Mr. Tas reported certain purchases of common stock two and three months late on Form 4.

ANNUAL REPORT ON FORM 10-K

A copy of eGain’s combined annual report to stockholders and Annual Report on Form 10-K for the year ended June 30, 2002 accompanies this proxy statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to Eric Smit, eGain Communications Corporation, 624 East Evelyn Avenue, Sunnyvale, California 94086.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

eGain’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 was filed with the Securities and Exchange Commission on September 30, 2002. The following portions of the Annual Report are incorporated in this proxy statement by reference:

•	Report of Independent Auditors

•	Consolidated Balance Sheets

•	Consolidated Statements of Operations

•	Consolidated Statements of Stockholders’ Equity

•	Consolidated Statements of Cash Flow

•	Notes to Consolidated Financial Statements

•	Selected Consolidated Financial Data

•	Management’s Discussion and Analysis of Financial Condition and Results of Operation

•	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

•	Quantitative and Qualitative Disclosure About Market Risk

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By order of the Board of Directors,

Ashutosh Roy Chief Executive Officer

October 7, 2002

Annex A

CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF EGAIN COMMUNICATIONS CORPORATION

A DELAWARE CORPORATION

eGain Communications Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:    The name of the Corporation is eGain Communications Corporation. The date of the filing of its original Certificate of Incorporation (the “Original Certificate”) with the Secretary of State of the State of Delaware was September 10, 1997, under the name Parsec Communications Corporation. The Original Certificate was amended and restated on December 24, 1998, February 8, 1999, May 8, 1999, September 21, 1999, September 23, 1999, and February 13, 2001.

SECOND:    Pursuant to Section 242 (b) of the Delaware General Corporation Law the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

THIRD:    That Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is amended to insert the following paragraph as the third paragraph of Article FOURTH:

“Effective immediately upon the filing of this Certificate of Amendment with the Delaware Secretary of State, every [                    ] outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated and each fractional share resulting from such aggregation shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share of Common Stock to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value as determined by the Board of Directors of such fractional share as of the effective date of the foregoing split.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Amended and Restated Certificate of Incorporation on this [    ] day of [                ], 2002.

EGAIN COMMUNICATIONS CORPORATION

Ashutosh Roy Chief Executive Officer

A-1

EGN-PS-02

^    FOLD AND DETACH HERE    ^

PROXY

eGain Communications Corporation

Proxy Solicited by the Board of Directors
for the Annual Meeting of Stockholders, November 1, 2002

(see Proxy Statement for discussion of items)

The undersigned hereby appoints Ashutosh Roy, Gunjan Sinha and Eric Smit as proxy, with power of substitution, to vote all shares of eGain Communications Corporation Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2002 Annual Meeting of Stockholders of eGain Communications Corporation, or any adjournment thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

eGain Communications Corporation
c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398

^ FOLD AND DETACH HERE ^

☒
Please mark your
votes as in this
example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, 4, 5 AND 6.

			FOR	AGAINST	ABSTAIN
1. Re-election of five directors to serve for the ensuing year until their successors are duly elected and qualified or until earlier death or resignation.		2. The Proposal to authorize the Board of Directors to effect a reverse split of outstanding common stock at a ratio of 1 for 10.	☐	☐	☐

		3. The Proposal to authorize the Board of Directors to effect a reverse split of outstanding common stock at a ratio of 1 for 15.	☐	☐	☐

		4. The Proposal to authorize the Board of Directors to effect a reverse split of outstanding common stock at a ratio of 1 for 20.	☐	☐	☐

Nominees: (01) Ashutosh Roy, (02) Gunjan Sinha, (03) Mark A. Wolfson, (04) David G. Brown and (05) Phiroz P. Darukhanavala		5. The Amendment of the Employee Stock Purchase Plan.	☐	☐	☐

☐ FOR THE NOMINEES	☐ WITHHELD FROM THE NOMINEES	6. The Appointment of Ernst & Young LLP as Independent Auditors.	☐	☐	☐
☐ For all nominees except as noted above
The shares represented by this Proxy Card will be voted as specified above, but if no specification is made they will be voted FOR Items 1, 2, 3, 4, 5 and 6 at the discretion of the proxies on any other matter that may properly come before the meeting.

		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING		☐

NOTE:    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.

Please sign, date and return promptly in the accompanying envelope.

		Signature:		Date: